Exhibit 4.2(l)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

DATE	April 28 1999

AUTOGEN PTY LTD

and

LIPHA S.A.

COMMERCIALISATION LICENCE

(Field of Obesity)

“BEACON”

TABLE OF CONTENTS

1. INTERPRETATION
1.1 Definitions
1.2 Construction

2. GRANT OF LICENCE
2.1 Grant of licence
2.2 Autogen’s Rights
2.3 Scope of exclusive licence

3. ROYALTIES
3.1 Royalty Obligation
3.2 Royalty on unprotected products
3.3 Multiple royalties

4. REPORTS
4.1 Reporting requirements
4.2 Products which don’t attract royalty
4.3 Time of Sale
4.4 Foreign currencies
4.5 Payment mechanics
4.6 Lipha to keep accounts and records
4.7 Inspection of accounts
4.8 Settlement of discrepancies
4.9 Cost of audit
4.10 Advance royalty

5. SUB-LICENSING
5.1 Scope of sub-licence provisions
5.2 Right to sub-Licence
5.3 Sub-licenses to Affiliates
5.4 Sub-licences - non-Affiliate
5.5 Calculation of royalty for all Sub-licensees
5.6 Royalty reporting
5.7 Enforcement of Sub-licences

6. COMMERCIALISATION
6.1 General reporting
6.2 Decision-making
6.3 Registration of Product
6.4 Ceasing to pursue registration
6.5 Refusal of Registration
6.6 Maintenance of Registrations
6.7 Marketing of Products
6.8 Commencement of Marketing
6.9 General reports
6.10 Marketing reports
6.11 Restriction on clinical trials

7. CONFIDENTIAL INFORMATION
7.1 Obligations to Autogen
7.2 Obligations to Lipha
7.3 Exceptions to obligations
7.4 Rights in Know-How
7.5 Term of obligation
7.6 Permitted disclosures
7.7 Delivery-up of Know-How
7.8 Terms of this Agreement
7.9 Public Announcement
7.10 Continuous disclosure obligations

8. LIABILITY
8.1 Responsibility for Products
8.2 Autogen not liable

9. INDEMNITIES
9.1 Indemnity by Lipha
9.2 Indemnity by Autogen
9.3 Notification regarding indemnity

10. INSURANCE

11. TERM AND TERMINATION
11.1 Term
11.2 Termination for breach
11.3 Termination in default of payment
11.4 Grounds for immediate termination
11.5 Reconstruction exception
11.6 Termination by Autogen
11.7 Termination by Lipha
11.8 Termination to be without prejudice

12. OBLIGATIONS AND RIGHTS ON TERMINATION
12.1 Obligations of Lipha
12.2 Obligations of Autogen
12.3 Limitation of Lipha’s rights

13. WARRANTIES
13.1 General warranties
13.2 Specific warranty re Licensed Patents
13.3 Warranties by Lipha

14. PROTECTION OF LICENSED PATENTS
14.1 Maintenance of Licensed Patents
14.2 Reporting infringements
14.3 Conduct of proceedings regarding Rights
14.4 Royalties

15. INFRINGEMENT OF OTHERS RIGHTS
15.1 Notification of action
15.2 Autogen action

ii

15.3 Lipha action

16. CONSTRUCTION OF PATENTS

17. FORCE MAJEURE
17.1 Party not liable
17.2 Notice of Force Majeure
17.3 Termination in case of Force Majeure

18. ARBITRATION

19. NOTICES
19.1 Form of Notice
19.2 Manner of Service
19.3 Address for Service
19.4 Time of Service

20. MISCELLANEOUS
20.1 Time of essence
20.2 Severance
20.3 Waiver
20.4 Relationship of parties
20.5 Injunctive relief
20.6 Proper law
20.7 Rule of construction
20.8 Variation
20.9 Assignment
20.10 Further documents
20.11 Affiliates’ actions
20.12 Costs and Taxes
20.13 Interest on overdue amounts
20.14 Withholding taxes
20.15 Counterparts
20.16 Registration of agreement
20.17 Not obliged to act contrary to law
20.18 Statutory rights not limited
20.19 Consents
20.20 Entire agreement

Schedule 1	Autogen Patents
Schedule 2	Stage 1 Patents

iii

THIS AGREEMENT is made on	April 28 1999

BETWEEN

Autogen Pty Ltd ACN 074 636 847

of 210 Kings Way, South Melbourne, Victoria, Australia

(“Autogen”)

AND

LIPHA S.A.

of 37 rue Saint Romain, 69379 Lyon, CEDEX 08, France

(“Lipha”)

RECITALS:

A.           Lipha has exercised its option to take a licence in respect of certain intellectual property and to conduct further research and development of the same with a view to the development and commercialisation of certain products.

B.            Autogen has agreed to grant this licence to certain intellectual property on the terms and conditions set out.

C.            Lipha has agreed to pay to Autogen certain payments as and by way of royalty in respect of the use by it of certain intellectual property licensed to it by Autogen and either used by it directly in the commercialisation of certain products or used by it in the research and development which has led to those products.

OPERATIVE PROVISIONS:

1.            INTERPRETATION

1.1          Definitions

In this agreement the following expressions have the following meanings:

“Affiliate” means with respect to a party, any person which directly or indirectly Controls, or is Controlled by, or is under common Control with, such party.

“Arms Length” means in relation to a transaction or dealing, a transaction or dealing which might reasonably be expected to operate or apply between independent enterprises dealing wholly independently with one another and where neither bears the other any special duty or obligation and no special relationship exists between them and where the only consideration is cash.

“Autogen Know-How” means Know-How owned by or licensed to Autogen in relation to the Autogen Patents in relation to the Tanis Gene Product.

“Autogen Patents” the patents and patent applications owned by or licensed to Autogen related to the Licensed Field including but not limited to those referred to in Schedule 1 and including:

(i)            any re-issue, renewal or extension of such a patent or patent application (whether in whole or in part) and any patent of addition thereto; and

(ii)           any supplementary protection certificate or other form of extension based on or arising from such patents or patent applications.

“Base Rate” means the PIBOR rate published as such by the French Association of Banks (Association Francaise de Banque (AFB)) or EURIBOR rate applicable on 1 January 2002 or at any later date, should such date be postponed for any reason and published as such by the European Federation of Banks (Federation Europeenne de Banque (FEB)) plus in either case the amount of 1.5% per annum.

“Business Day” means a day on which the trading banks are open for general banking business in both Melbourne, Australia and Lyon, France.

“Claim Asserted in Good Faith” means and is limited to any claim asserted in any Project Patent which can reasonably be considered to be patentable under the laws of the country where filed having regard to any and all references, prior art, novelty, inventiveness, utility and any and all other relevant legal criteria.

“Commencement Date” means the date of execution of this agreement by the party last signing it.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Covered By” means when used in the context that a Product is covered by a Subsisting Claim or a Claim Asserted in Good Faith, that the Product or the normal method of operation or customarily intended use of such Product must, when such Product is manufactured, sold, or otherwise Exploited by Lipha or a Sub-Licensee constitute (but for the Licence or Lipha’s ownership of Stage 2 Patents) an infringement of a Subsisting Claim or in the period of 5 years from the Commencement Date an infringement of a Claim Asserted in Good Faith, considered as if it were a Subsisting Claim.

“Dollars” or “$” means Australian dollars.

“EUR” means the new European currency called EURO.

“Exploit” means in respect of a:

(i)            Product - to make, have made, hire, sell or otherwise dispose of the Product, to offer to make, sell, hire or otherwise dispose of the Product, to use or import it or keep it for the purpose of doing any of those things;

(ii)           Process - use the method or process or do any act in respect of a product resulting from such use which falls within paragraph (i) (a);

“FFR” means French Francs.

“Final Judgment” means a Judgment or decree which becomes not further appealable or reviewable through the exhaustion of all permissible applications for appeal, rehearing or review by any superior court or tribunal or through the expiration of time permitted for such applications.

“Force Majeure” means any cause which is not within the reasonable control of the party affected by it including, but not limited to, acts of God, industrial disputes of any kind, war declared or undeclared, civil disturbance, acts or omissions of Government or other competent authority, fire, lightning, explosion or flood.

“Insolvency Event” means any event of insolvency, bankruptcy or liquidation of the relevant party, including any voluntary or involuntary judicial liquidation or re-organisation proceedings.

“Know-How” means technical, commercial and other information, data, know-how, drawings, specifications and/or designs, animal or other models, methodologies and biological materials embodied in some Material Form, and without prejudice to the generality of the foregoing includes:

(i)            all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code; and

(ii)           all other information and other material supplied to or received by a party or its Representatives from another party or Representatives on a confidential basis pursuant to this agreement.

“Licence” means the right and licence granted by Autogen to Lipha pursuant to this agreement.

“Licensed Field” means the field of human therapeutic applications for the treatment or prevention of Diabetes and its complication and as a secondary field, the field of human therapeutic applications for the treatment or prevention of obesity. For clarity it is noted that this does not include diagnostics or veterinary applications.

“Licensed Patents” means the Autogen Patents and the Stage 1 Patents.

“Licensed Technology” means the Autogen Know-How and Stage 1 Know-How.

“Loss” means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, action, suit, claim, proceeding, cause of action, liability or damages incurred by a person, and includes:

(i)            the cost of any action taken by the person to protect itself against any loss or to preserve any right it has under this agreement; and

(ii)           where applicable, reasonable legal costs.

“Marketing” means the promotion, advertising, distribution and sale of the Product and includes a product launch campaign.

“Material Form” in relation to information includes any form (whether visible or not) of storage from which information can be reproduced, and any form in which Information is embodied or encoded.

“Month” means calendar month.

“Net Sales Value” of a Product means in the case of an Arms Length sale the gross amount invoiced by Lipha (or the relevant Sub-licensee) to any customer less any and all of the following:

(i)            any discount or rebates on sales of the Products;

(ii)           insurance and freight;

(iii)          the selling price of any returned goods or free replacements; and

(iv)          taxes imposed on sales of the Products such as value added tax, excise tax and consumption tax.

“Party” means Autogen or Lipha and their respective Affiliates and successors and permitted assigns and “Parties” means all of them.

“Patent” means any patent or patent application as defined in the Patents Act 1952 (C’th) and any similar international, national or regional patent or patent application and includes any and all extensions, renewals, continuations, patent-of-addition and/or supplementary protection certificates to any of the foregoing and includes any corresponding patent or patent application taken out or applied for in any country in the Territory which is fairly based upon or derived from any of the aforesaid patents.

“Products” means any products produced or arising out of use of the results of Stage 1 Research or Stage 2 Research or arising out of all and any further development by Lipha pursuant to Stage 1 Research or Stage 2 Research or both.

“Project Patents” means the Autogen Patents, the Stage 1 Patents and/or the Stage 2 Patents.

“Project Research” means the research in the area of Diabetes and of novel genes involved in Diabetes and the research arising therefrom, consisting of the Stage 1 Research and the Stage 2 Research.

“Quarter” means each period of three months commencing on the first days of each January, April, July and October during the Term.

“Registration” in respect of a country means the gaining of all permissions from all Regulatory Authorities in that country necessary to permit the commencement of Marketing in that country and includes any approval in respect of packaging or labelling and further includes the agreement of relevant authorities as to the level of pricing or reimbursement in respect of the relevant Products, where such registration is mandatory or a practical commercial imperative.

“Regulatory Authority” in respect of a country means any and all bodies and organisations regulating the importation, distribution, marketing or sale of the Product in any part of that country.

“Representatives” of a party means that party’s directors, officers, employees or agents.

“Required Insurance” means:

(i)            public liability insurance in respect of Losses up to a limit of $5,000,000 covering property damage and personal injury as may be relevant to the performance of each party’s obligations under this agreement to the other, including (without limitation) liability, loss or damage due to negligent or malicious damage, data corruption or loss, fire, theft, electrical and water damage; and

(ii)           if the relevant party sells a Product, product liability insurance in respect of Losses up to a limit of $20,000,000 covering any liability associated with use or misuse of the Product including, personal injury and consequential loss.

“Research Agreement” means the Research and Licence Agreement in the field of Diabetes between the parties dated 28 April 1999.

“Rights” means the Licensed Patents and the Licensed Technology.

“Royalty Period” means each Quarter during the Term provided that where the Term commences or ends on a day other than first day of a Quarter the first and last reports will be for only so much of the Royalty Period as occurs during the Term.

“Significant Competition” means competition or potential competition to the Product from a third party’s product which, notwithstanding the fact that it does not breach any Project Patent:

(i)            is in whole or in part intended to have the same function or effect as the Product; or

(ii)           in the country of manufacture or sale has taken or has the potential to take significant market share from the Product or has prevented or deterred or has the capacity to prevent or deter the Product from obtaining significant market share.

“Stage 1 Know-How” means the Know-How relating to or arising out of Stage 1 Research in relation to the Tanis Gene Product.

“Stage 1 Patents” means Patents relating to or arising out of Stage 1 Research including in particular the Patents set out in Schedule 2.

“Stage 1 Research” means the Research so described conducted under the Research Agreement.

“Stage 2 Know-How” means the Know-How relating to or arising out of the Stage 2 Research program in relation to the Tanis Gene Product.

“Stage 2 Patents” means Patents relating to or arising out of the Stage 2 Research program in relation to the Tanis Gene Product.

“Stage 2 Research” means generally antibody production, large scale protein production, structural analysis, screening of compounds affecting the relevant novel gene product, combinatorial chemistry, toxicological studies and first clinical studies in obese patients and completion of dose efficiency relationship studies in diabetic patients (clinical Phase 2).

“Sub-licence” means a sub-licence granted to an Affiliate or other third party under clause 5.

“Sub-licensee” means the person in favour of whom a Sub-licence is granted in accordance with clause 5

“Subsisting Claim” means and is limited to any valid claim of a validly issued unexpired and non-lapsed Project Patent which has not been held permanently revoked, unenforceable or invalid in a judgment or decree which becomes not further appealable or reviewable through the exhaustion of all permissible applications for appeal, rehearing or review by any superior court or tribunal or through the expiration of time permitted for such applications, (which judgment or decree has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise).  If there should be two or more decisions within the same country which are conflicting with respect to the invalidity of the same claim, the decision of the highest tribunal will thereafter control.  However should the tribunals be of equal authority, then the decision or decisions holding the claim valid will prevail where the conflicting decisions are equal in number and the majority of decisions will prevail where the conflicting decisions are not equal in number.  Where a Project Patent has been issued in a country other than Australia without a separate and independent examination by the relevant authorities of that country that patent will be deemed to have a scope equivalent to the scope of the claims of any corresponding Australian Patent which has had examination in Australia.

“Tanis Gene Product” means the novel gene the subject of the Autogen Patents, and any novel proteins or novel antigens based on such novel gene, and any product arising from transcription of such gene.

“Term” means the period during which this agreement is in force pursuant to clause 11.

“Territory” means the whole of the world

“Year” means each period of twelve months commencing on the first day of each January during the Term.

1.2          Construction

In this agreement unless the context otherwise requires:

(a)           Business Day.  If any day appointed or specified by this agreement for the payment of any money or the doing of any act or thing falls on a day that is not a Business Day, the day so appointed or specified is deemed to be the next day which is a Business Day.

(b)           Collective references.  Reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

(c)           Defined expressions.  If a word or phrase is defined, cognate words and phrases have corresponding definitions.

(d)           Gender.  Words importing any gender include the other genders.

(e)           Headings.  Headings must be ignored in construing this document.

(f)            Joint liability.  An obligation of two or more parties binds them jointly and severally.

(g)           Joint obligations.  An obligation incurred in favour of two or more parties is enforceable by them jointly and severally.

(h)           Month.  Means a calendar month.

(i)            Numbers.  Words importing the singular include the plural and vice versa.

(j)            Parts of agreement.  References to this agreement include its recitals, schedules and annexures.

(k)           Persons.  References to persons include corporations and bodies politic.

(l)            Reconstituted bodies.  References to a body which has ceased to exist or has been reconstituted, amalgamated, reconstructed or merged, or the functions of which have become exercisable by any other person or body in its place, is taken to refer to the person or body established or constituted in its place or the person or body by which its functions have become exercisable.

(m)          Representatives and assigns.  References to a person include the legal personal representatives, successors and permitted assigns of that person.

(n)           Statutory amendments.  A reference to a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether of the same or any other legislative authority having jurisdiction).

(o)           Variation.  References to this or any other document include the document as varied or replaced, and notwithstanding any change in the identity of the parties.

(p)           Writing.  References to writing include any mode of representing or reproducing words in tangible and permanently visible form, and include telex and facsimile transmissions.

2.            GRANT OF LICENCE

2.1          Grant of licence

Autogen grants to Lipha with effect on and from the Commencement Date until expiry of the Term an exclusive licence within the Licensed Field, that is to the exclusion of Autogen and third parties, in the Territory within that Licensed Field, to use the Licensed Patents and the Licensed Technology and to Exploit the Products utilising the Licensed Patents and Licensed Technology.

2.2          Autogen’s Rights

Autogen and Lipha agree and acknowledge that during the Term, except as set out in or permitted by this agreement:

(a)           Autogen must not within the Licensed Field Exploit the Products in the Territory utilising the Licensed Patents or Licensed Technology; and

(b)           must not grant or purport to grant to any third party any right in respect of the Licensed Patents or Licensed Technology which is inconsistent with the right and licence granted in clause 2.1.

2.3          Scope of exclusive licence

The grant of the exclusive licence contained in clause 2.1 does not preclude:

(a)           the licensing of the Licensed Patents and Licensed Technology for use or exploitation outside of the Licensed Field as long as it is not competitive to the Product; or

(b)           the non-commercial use of the Licensed Patents or Licensed Technology by Autogen, the International Diabetes Institute or Deakin University for the purposes of their own internal research.

3.            ROYALTIES

3.1          Royalty Obligation

In consideration of the grant of the Licence, Lipha agrees to pay to Autogen in respect of sales of Products Covered By Project Patents in the Territory a royalty equal to the following percentages of the Net Sales Value of such Products:

(a)           for yearly Net Sales Value of Products up to US$[*], at the rate of [*]%; and

(b)           until the yearly Net Sales Value of Products reaches US$[*], in respect of yearly Net Sales Value between US$[*] and US$[*], [*]%; and

(c)           once the yearly Net Sales Value of Products exceeds US$[*], in respect of all yearly Net Sales Value in excess of US$[*], at the rate of [*]%.

In this clause, yearly means from 1 January to 31 December in any year.

Where in accordance with the terms set out in the Research Agreement Lipha pursues the Joint Venture Option, the dollar amounts of US$[*] and US$[*] above will be replaced with US$[*] and US$[*] respectively.

3.2          Royalty on unprotected products

If the manufacture, sale or use of a Product in a particular country is not Covered By a Project Patent for any reason then so long as there is in respect of that Product no Significant Competition, royalties will still be payable in respect of such a Product as if it were Covered By a Project Patent, but at a rate equal to [*]% of the royalty rate applicable to Products which are actually Covered By a Project Patent.

3.3          Multiple royalties

If the manufacture, use or sale of a Product, which attracts a royalty obligation under clauses 3.1 or 3.2, and also attracts a royalty obligation to a third party or parties, not being Affiliates of Lipha, and the aggregate of all such third party non-Affiliate royalties exceeds [*]% of Net Sales Value, then the royalty rate payable under clause 3.1 may be reduced in accordance with the following formula:

Rnew =	Rold	x [*]%
Rtotal

Where:

(a)           Rnew is the new royalty rate

(b)           Rtotal is the total of the royalties payable in respect of the Product to third party non-Affiliates, including the royalty payable to Autogen

(c)           Rold is the rate of royalty otherwise payable under clause 3.1,

provided that Rnew must not be less than half Rold.

4.            REPORTS

4.1          Reporting requirements

Lipha must within 60 days of the end of each Royalty Period provide to Autogen a written report setting out in reasonably specific detail on a country by country basis:

(a)           the gross sales value of all Products which have been sold by Lipha and its Sub-licensees during the preceding Royalty Period and the calculation of Net Sales Value from such gross sales,

(b)           the calculation of the royalty payable on such Products, including details of the currency conversion rates used, any taxes or other amounts withheld and any adjustments on account of returns.

4.2          Products which don’t attract royalty

Royalty will not be payable in respect of any Products supplied, used or consumed by Lipha or any of its Affiliates or Sub-licensees (provided Lipha itself receives no royalty in the following circumstances) for the purposes of testing, obtaining Registration or in good faith pre-marketing or post marketing studies or reasonable quantities of normal commercial samples.

4.3          Time of Sale

A Product is deemed to be sold at the time it is invoiced to the buyer.

4.4          Foreign currencies

Lipha will calculate royalties in local currencies and convert the same to Dollars at the ruling rate of exchange as on the last day of the Royalty Period.

4.5          Payment mechanics

The royalty payable to Autogen must be paid to a bank account nominated by Autogen in Melbourne, Australia (or at such other location as Autogen may stipulate from time to time) within 60 days of the end of each Royalty Period.

4.6          Lipha to keep accounts and records

Lipha must keep and retain at least for a period of 36 months after the end of the Royalty Period to which they relate, true and particular accounts and records of all sales of Products sufficient to verify Lipha’s calculation of Net Sales Value of Products sold, the calculation of royalty based thereon and conversion of such amounts into the relevant currency.

4.7          Inspection of accounts

During the Term and for a period of 2 years thereafter, Autogen or its duly authorised representatives reasonably acceptable to Lipha have the right to inspect and audit from time to time the accounts and records referred to in clause 4.6 and such other matters as are directly relevant to the calculation of the amount of any payment due by Lipha to Autogen under this agreement and are entitled to take copies of such records, on the following conditions:

(a)           inspection is limited to 2 times in any 12 month period;

(b)           inspections must take place during normal business hours and upon reasonable prior notice to Lipha;

(c)           the Representatives of Autogen who inspect such accounts and records must be suitably qualified personnel reasonably acceptable to Lipha and must:

(i)            prior to inspecting such records and accounts, enter into a confidentiality agreement with Lipha containing undertakings similar to those in clause 7;

(ii)           whilst inspecting such records and accounts, abide by all of Lipha’s standard rules and regulations; and

(iii)          Autogen must indemnify and hold Lipha harmless from all liability resulting from any negligence or any other activities on the part of Autogen’s Representatives inspecting such records and accounts.

4.8          Settlement of discrepancies

If any discrepancy is found by Autogen then the amount thereof, together with interest at the Base Rate from the proper date for payment, must be paid within 7 days of demand therefor to Autogen.

4.9          Cost of audit

Autogen must bear the cost of any such examination unless a discrepancy of 5% or more in the amount of any royalty payment is detected, in which event Lipha must bear the reasonable expense of the examination.

4.10        Advance royalty

Where any advance royalty has been paid by Lipha to Autogen, then until such time as such advance royalty has been fully recouped from royalties due to Autogen, Lipha will be obliged to calculate and report but not pay the royalties otherwise due to Autogen under this agreement.

5.            SUB-LICENSING

5.1          Scope of sub-licence provisions

Lipha acknowledges and agrees that the provisions of this agreement dealing with sub-licences apply equally to licences by Lipha of Stage 2 Patents, to the extent that any licence by Lipha of a Stage 2 Patent will be subject to the same restrictions and requirements, including royalty entitlements, as if they were Licensed Patents owned by Autogen.

5.2          Right to sub-Licence

Except as required under this agreement, Lipha may grant sub-licences of Project Patents upon such terms and conditions as it may arrange.

5.3          Sub-licenses to Affiliates

Lipha has the right to grant sub-licences to an Affiliate in respect of a particular country or group of countries in respect of the Product provided that the sub-licence complies with the following:

(a)           the Affiliate being granted the sub-licence has the commercial capacity to promote and exploit the relevant Product with due diligence and probity and has at least sufficient skills and resources to comply with the obligations placed upon Lipha in relation to that Product in the relevant country or countries;

(b)           the sub-licence is wholly consistent with the terms of this Licence and in particular:

(i)            such sub-licence does not purport to extend or continue in any circumstances where this Licence may be terminated, and

(ii)           the sub-licensee acknowledges that Autogen owns or is the valid licensee of the Rights;

(c)           the sub-licence prohibits the sub-licensee from taking any action or allowing any action to be taken which detracts from the ownership of the Rights by Autogen or conflicts with the provisions contained in this Licence in relation to prosecuting or defending the Project Patents or defending any allegation of infringement of the Rights;

(d)           the sub-licence is in the English language, executed by the sub-licensee and giving its place of business;

(e)           the sub-licence requires the sub-licensee to maintain all books, records and accounts necessary to enable verification of Net Sales Value and royalties and other income required to be paid by Lipha to Autogen and permits inspection by Autogen on terms essentially identical to clauses 4.6 and 4.7;

(f)            the sub-licence limits the duration of the sub-licence in respect of any Product for the term of this agreement and further provides for the sub-licence to terminate automatically upon the termination of this agreement, or upon an Insolvency Event occurring in relation to the sub-licensee;

(g)           the sub-licence prohibits the sub-licensee without the consent of Autogen from assigning, transferring, mortgaging or parting with any of its rights under the sub-licence;

(h)           the sub-licence provides that the sub-licence will terminate in the event that the relevant company ceases to be an Affiliate of Lipha;

(i)            the sub-licence obliges the sub-licensee to maintain the insurances referred to in clause 10 or Lipha does so itself in respect of the Products that may be sold in the sub-licence territory; and

(j)            the sub-licence provides that all the terms and conditions of the sub-licence may be enforced by Autogen against the sub-licensee notwithstanding that Autogen is not a party to the sub-licence or any rule of law or equity to the contrary.

If the sub-licence to be granted by Lipha is in favour of an Affiliate, and complies in all material respects with the above requirements, it is not necessary for Lipha to seek the consent of Autogen to the granting of such sub-licence, however, Lipha is obliged within 3 months of the entering into of such sub-licence to notify Autogen of the granting of the licence and is further obliged to provide Autogen with general details of the sub-licensee, including information as to its financial affairs and resources and a copy of the executed sub-licence.

5.4          Sub-licences - non-Affiliate

Lipha may not grant any sub-licence to a non-Affiliate without the prior written consent of Autogen, such consent not to be withheld unless Autogen reasonably believes and can objectively justify its view that:

(a)           any proposed sub-licensee will not properly perform and discharge all of the obligations of Lipha under this agreement in respect of the relevant sub-licensed Territory;

(b)           that the proposed sub-licensee is not financially sound or will be unable to pay royalties and other amounts payable under the relevant sub-licence as and when they fall due;

(c)           there are reasonable grounds to believe that the proposed sub-licensee is likely to conduct itself in a manner likely to endanger or cause injury to Autogen’s reputation, or the reputation, quality, image or character of the Product, in this regard Lipha must provide to Autogen full information detailing any products manufactured, distributed or sold by the proposed sub-licensee in the proposed sub-licence territory which are competitive with the Product;

(d)           the proposed sub-licence is not wholly consistent with the terms of this licence and in particular complies with clauses 5.3 (a), (b) (c), (d), (e), (f), (g), (i) and (j); and

(e)           the proposed sub-licensee or any of its Affiliates is engaged in litigation with Autogen or its Affiliates.

Lipha must provide full and adequate information to Autogen on the above matters.  Autogen undertakes to give its consent within a period not exceeding one month of receipt from Lipha of all information reasonably required to make a determination under this clause, including written confirmation by Lipha that the proposed licence agreement is in compliance with this clause.  If no response is given in that period, Autogen will be deemed to have consented to the sub-licence.

5.5          Calculation of royalty for all Sub-licensees

Where any Product is Exploited by a Sub-licensee, the Net Sales Value of any Products sold by such Sub-licensee to a person or persons who is not a Sub-licensee is to be included in Net Sales Value pursuant to clause 3.1 and bear royalty payable by Lipha in accordance with clauses 3 and 4 as if it was Net Sales Value of Product sold by Lipha, not as a proportion of the royalties or other receipts which may be paid by such Sub-licensee to Lipha pursuant to any sub-licence granted by Lipha.

5.6          Royalty reporting

Any payments due to Autogen under this clause 5 must be included with Lipha’s reports and payments to be made under the provisions of clause 4 for the Royalty Period in which any such amounts become due and payable to Lipha.

5.7          Enforcement of Sub-licences

Lipha must, if so directed by Autogen, take all commercially and legally reasonable steps to enforce the terms of any Sub-licence.

6.            COMMERCIALISATION

6.1          General reporting

Lipha will at all times during Stage 2 Research and subsequent steps, including commercialisation, keep Autogen timely and fully informed of:

(a)           the progress of development and commercialisation, including internal milestones and approvals;

(b)           broad details of any competing products being marketed by Lipha or its Affiliates;

(c)           any decision to suspend the continuation of the development or commercialisation of the Products.

6.2          Decision-making

Where Lipha intends to make a decision which may result in the suspension or termination of Stage 2 Research or the further development and commercialisation of Products or which is otherwise materially adverse to such activities then:

(a)           it will give Autogen advance notice of such decision making and the reasons why such decision may be made; and

(b)           it will give Autogen an opportunity to submit material to and make a presentation to the Lipha decision makers in respect of such decision prior to such decision being made,

it being acknowledged that having followed the above procedures, Lipha’s decision will be in Lipha’s entire discretion and will not be fettered or reviewable in any way by Autogen.

6.3          Registration of Product

After completion of the relevant Stage 2 Research program Lipha must use reasonable endeavours to promptly complete Phase III clinical trials, and to apply for and gain Registration in its own name in respect of one or more Products.  The cost of undertaking all such trials and further development and making and prosecuting such applications is to be borne by Lipha.

6.4          Ceasing to pursue registration

If, following the process of clause 6.2, Lipha in its reasonable opinion decides not to continue to pursue Registration of any Product on the basis of efficacy, safety or medical reasons, concerns about the validity of Project Patents or a substantial change in economic factors, then it must promptly advise Autogen in writing, together with written reasons for such decision.  In such a case this licence will terminate and Autogen may request a licence in respect of Stage 2 Know-How and Stage 2 Patents, in which case the Parties will negotiate in good faith the terms of a licence (which may be exclusive or non-exclusive and limited to the discontinued Novel Gene Product and necessary related technology being part of Stage 2 Know-How and Stage 2 Patents) for the commercialisation of such Know-How and Patents.

6.5          Refusal of Registration

If an application by Lipha for Registration is refused, Lipha is obliged to re-apply for Registration when so required by Autogen but such requirement must only be imposed if Autogen is of the reasonable belief, following discussions with Lipha, that the re-application will be approved.  The cost of making and prosecuting any such re-application will be borne by Lipha.

6.6          Maintenance of Registrations

Lipha agrees to do all things necessary to ensure that all product registrations and approvals in respect of the Products are maintained and to provide Autogen with any and all documentation and information concerning any variations to such product registrations or approvals.  Such product registrations and approvals include without limitation any registration concerning the packaging or labelling of the Products.

6.7          Marketing of Products

Following Registration of the Product, Lipha must use its best endeavours, at the expense of Lipha, to:

(a)           promote, distribute and sell the Products in the Territory in order to obtain the optimum market potential for the Products;

(b)           provide and maintain such suitable places of business for the storage, handling and sale of the Products at such locations throughout the Territories as Lipha thinks suitable;

(c)           provide and maintain such marketing, sales and office staff to promote and sell the Products in accordance with this agreement, such personnel to be deemed the agents, representatives or employees of Lipha and not those of Autogen;

(d)           maintain in each country in the Territory sufficient stocks of the Products to meet the market demand for the Products;

(e)           where Lipha or its Affiliates or sub-licensees are marketing Competing Products, provide information about the comparative efforts being made;

(f)            no later than 2 months prior to the commencement of each year during the Term prepare sales and marketing plans in respect of the Product in the Territories for discussion with Autogen; and

(g)           provide to Autogen yearly reports of Lipha’s market intelligence and proposed marketing strategy and performance goals other than where there is a material change in the market intelligence, proposed marketing strategy or performance goals, in which case Lipha will promptly provide to Autogen a report of those material changes.

6.8          Commencement of Marketing

If Marketing by Lipha has not commenced in any country in the Territories within 6 months of Lipha obtaining Registration or within such other time as agreed by the parties and such failure to so commence Marketing is not attributable to any failure by Autogen to comply with its obligations under this agreement, Autogen may by notice in writing to Lipha convert the licence to a non exclusive licence, in respect of that country. This section should be applicable, if Lipha is not able to justify the delay or to give the reasons why it was not able to commence marketing within the given period.

6.9          General reports

Lipha must within one month of the relevant dates advise Autogen, at Lipha’s cost, in respect of each country in the Territory of:

(a)           the making of an application for Registration and the gaining of Registration of any Product; and

(b)           details of the date of commencement of Marketing and details of the establishment of or change to any facilities referred to in clause 6.7(b).

6.10        Marketing reports

Lipha must every year provide to Autogen a written report detailing its proposed Marketing activities in relation to the Products in the coming year.  The initial marketing plan is to be provided no later than one month prior to the commencement of Marketing in the relevant country and subsequent Marketing plans are to be provided at least three months prior to each anniversary of such initial date.  The marketing plan will specify objectives and strategies in respect to the following and any related matters necessary to ensure optimum market penetration in the relevant country:

(a)           pricing and margin structure;

(b)           distribution channels;

(c)           sales and distribution targets;

(d)           accumulation of market data including assessment of total market size and segmentation in units and dollars;

(e)           overview of trading for the current year and objectives and strategies for the following year;

(f)            assessment of competition;

(g)           advertising and promotional expenses;

(h)           overall advertising and promotional strategy.

Lipha will allow Autogen to provide comment on the marketing plan (if any) and will consider such comments in good faith.

6.11        Restriction on clinical trials

Lipha must not conduct or knowingly supply Product to any person who intends to conduct any clinical trials or scientific study concerning or utilising Products (other than where such trial or study is to involve less than 15 human subjects and does not require any prior Regulatory Authority approval) unless such trial or study has first been discussed at and approved by the Scientific Advisory Board established by the parties.

7.            CONFIDENTIAL INFORMATION

7.1          Obligations to Autogen

Subject to clauses 7.3 and 7.6, Lipha covenants with Autogen as follows:

(a)           to keep all Know-How belonging to Autogen or supplied to it by Autogen, including the existence of such Know-How, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own Know-How;

(b)           to provide proper and secure storage for such Know-How within its possession or control;

(c)           to use such Know-How only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Autogen; and

(d)           to not copy or reduce to writing or any other medium any part of such Know-How except as may be reasonably necessary for the purposes of this agreement.

7.2          Obligations to Lipha

Subject to clauses 7.3 and 7.6, Autogen covenants with Lipha as follows:

(a)           to keep all Know-How belonging to Lipha or supplied to it by Lipha, including the existence of such Know-How, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own Know-How;

(b)           to provide proper and secure storage for such Know-How within its possession or control;

(c)           to use such Know-How only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Lipha; and

(d)           to not copy or reduce to writing or any other medium any part of such Know-How except as may be reasonably necessary for the purposes of this agreement.

7.3          Exceptions to obligations

The obligations of confidence set out in clauses 7.1 and 7.2 do not extend to Know-How which:

(a)           at the time of disclosure to a party is in the public domain;

(b)           after disclosure to a party becomes part of the public domain otherwise than as a result of the wrongful act of that party or one of that party’s disclosees;

(c)           a party can show was in its possession at the time of disclosure and was not acquired directly or indirectly from the other party; or

(d)           is received from a third party provided that it was not acquired directly or indirectly by that third party from a party to this agreement or under an obligation of confidence;

(e)           is required by compulsion of law to be disclosed,

provided that:

(f)            the onus is on the party alleging the same to prove that one of the above exceptions has application; and

(g)           in any case of uncertainty as to whether the obligations in clauses 7.1 or 7.2 have application to any information, such information must be treated as subject to the obligations until advised otherwise by the party to whom the obligations are owed.

7.4          Rights in Know-How

Each party acknowledges and agrees that each other party has made a substantial investment in that party’s Know-How and has a legitimate right to protect itself against wrongful disclosure or use of such Know-How.

7.5          Term of obligation

The obligations in this clause 7 survive the expiry or termination of this agreement for whatever reason and continue for a period of 10 years, subject always to the exceptions included in clause 7.3.

7.6          Permitted disclosures

Each party (“the first party”) is permitted to disclose Know-How belonging to another party or supplied to it by another party (“the other party”) to such of the first party’s Representatives as require access to such information for the purposes of this agreement, provided that:

(a)           only such Know-How as needs to be disclosed to a person for the purposes of this agreement will be disclosed to that person; and

(b)           the first party must:

(i)            have obtained from each such person undertakings in favour of the other party substantially in the form of the relevant obligations and undertakings in this clause 7 (but not this clause 7.6);

(ii)           be responsible for the performance of its Representatives’ undertakings referred to in clause 7.6(b)(i); and

(iii)          take whatever steps are reasonably necessary, including the institution of legal proceedings, to ensure that each of its Representatives is bound by and observes the terms of the undertakings referred to in clause 7.6(b)(i).

7.7          Delivery-up of Know-How

All of a party’s Know-How and all materials containing or embodying such Know-How and all copies of or extracts from or notes on the same in the possession, power or control of another party or any of its employees, servants or agents together with all forms and other materials relating to practices and procedures in relation to the Know-How to the extent possible must:

(a)           in the event of the expiration or sooner termination of this agreement, be delivered up by the other party to the first party at the expense of the other party; and

(b)           in the event of any demand made by the first party be delivered up by the other party to the first party at the expense of the first party.

7.8          Terms of this Agreement

Lipha and Autogen shall not disclose any terms or conditions of this agreement to any third party without the prior consent of the other party, except as required by applicable law or to a third party with whom Autogen or Lipha has entered into or proposes to enter into a business relationship, provided that such third party shall enter into a confidentiality agreement with, or otherwise owe a duty or confidentiality to Lipha or Autogen, as applicable.

7.9          Public Announcement

Except as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, no other announcement, public release or notice of any kind may be issued without the express written consent of both parties, which consent shall not be unreasonably withheld, provided, however, the parties shall prepare a joint press release announcing the transaction set forth in this agreement to be issued promptly upon execution of this agreement.

7.10        Continuous disclosure obligations

Autogen is a subsidiary of Australia Wide Industries Limited (“AWI”) ACN 000 248 304, which is listed on the Australian Stock Exchange (“ASX”).  As such Autogen is subject to the continuous disclosure requirements of the ASX.  The obligations of Autogen under this agreement will not restrict it or AWI from making whatever disclosures are necessary for the purposes of fulfilling the requirements applicable to AWI as a company listed on the ASX, and neither Autogen or AWI is under any obligation to delay the public release of any required announcement pending the provision of any consent or approval from Lipha.  The above provision will also apply with such adaptations as are necessary to disclosure obligations imposed upon Lipha as a subsidiary of its listed parent Merck KGaA.

8.            LIABILITY

8.1          Responsibility for Products

Lipha must ensure at all times during the Term that Products are tested, manufactured, used and sold strictly in accordance with all relevant applicable requirements and standards of relevant jurisdictions and Lipha will be responsible for conducting its own independent examination and verification of the accuracy and suitability of Licensed Patents and Licensed Technology and for ensuring the same are suitable for the purposes for which they are provided.

8.2          Autogen not liable

Except as provided in clauses 9.2 and 13.2, Autogen is not liable (in contract or tort or otherwise) to compensate Lipha for any loss howsoever arising suffered by Lipha arising directly or indirectly from the use of the Licensed Patents or Licensed Technology or the sale of Products.

9.            INDEMNITIES

9.1          Indemnity by Lipha

Lipha agrees to indemnify Autogen against and hold Autogen harmless from any and all Losses arising from or in connection with:

(a)           a breach by Lipha of any of its warranties or obligations under this agreement;

(b)           the manufacture of the Products by Lipha or any Sub-licensee;

(c)           the storage, use, sale, shipping and Marketing of the Product by Lipha or any Sub-licensee;

(d)           any representations, express, implied or statutory made by Lipha or any Sub-licensee as to the efficacy or safety or use to be made by any purchaser of the Product including, without limitation, representations made by reference to the labelling or packaging or the Product; and

(e)           it must be a term of any Sub-licence granted by Lipha that the Sub-licensee agrees to the same extent and in the same terms as the indemnities contained in clauses 9.1 (b), (c) and (d) to indemnify Autogen and the Sub-licensee specifically agrees that it will not challenge the standing of Autogen in the event of Autogen seeking to rely upon such indemnification;

provided that neither Lipha nor any sub-licensee is required to indemnify Autogen for any Losses, to the extent they result from Autogen’s or its Representatives negligence or breach of any of Autogen’s warranties or obligations under this agreement.

9.2          Indemnity by Autogen

Autogen agrees to indemnify Lipha and hold Lipha all harmless from any and all Losses, arising from or in connection with a breach by Autogen of any of its warranties or obligations under this agreement provided that Autogen is not required to indemnify

Lipha for any Losses, to the extent they result from Lipha’s or its Representatives negligence or breach of any of Lipha’s warranties or obligations under this agreement.

9.3          Notification regarding indemnity

Each party must promptly notify the other of any claims or suits for which the first party may assert indemnification from the other party and the first party will permit the other party and its insurer at the other party’s expense to assume or participate in the defence of any such claims or suits and the first party will co-operate with the other party or its insurers in such defence when reasonably requested to do so.

10.          INSURANCE

Each party must have and must maintain for the Term the relevant Required Insurance.  The Required Insurance must be with a reputable insurer and name the other party as an additional insured.  Each party will at the others request provide to that party a certificate from a reputable insurance broker confirming that the insurance required by this clause in currently in effect.

11.          TERM AND TERMINATION

11.1        Term

Subject to the further provision of this clause 11, the term of this agreement and the rights granted to Lipha under this agreement is for so long as any Product is still Covered By a Project Patent.

11.2        Termination for breach

If one party breaches any term, provision or obligation of this agreement (the “Defaulting Party”) and the Defaulting Party fails to:

(a)           remedy such breach within 60 days after receipt of notice from the other party requiring remedy of the breach; or

(b)           if the breach cannot be remedied within the said 60 day period, commence action within the said 60 day period to remedy the breach and undertake in writing to the other party to complete remedy of the breach as soon as practicable thereafter, the other party has the right to terminate this agreement immediately upon the expiration of the said period of 60 days by written notice to the Defaulting Party.

11.3        Termination in default of payment

This agreement may be forthwith terminated by a party by giving notice to the other party if that other party defaults in the payment of any money due by that other party to the first party under this agreement and such default continues for a period of 30 days after notice has been given to the other party demanding the payment of such money.

11.4        Grounds for immediate termination

Subject to clause 11.5 this agreement may be terminated by a party giving notice to the other party upon the happening of any of the following events in respect of that other party:

(a)           an Insolvency Event; or

(b)           if the other party is in breach of an undertaking given pursuant to clause 11.2(b).

11.5        Reconstruction exception

A winding up or liquidation for the purposes of reconstruction or amalgamation by the other party is not an event permitting or giving rise to termination if after that reconstruction or amalgamation the resulting corporation becomes bound by the terms of this agreement by way of assignment or novation.

11.6        Termination by Autogen

Autogen may terminate this agreement upon notice to Lipha if, taking into consideration that the given reasons for termination by Autogen should only be applicable to occurrences after the effective:

(a)           there is a change of greater than 50% in the control of the issued voting capital of Lipha or a holding company (if any) of Lipha other than for the purpose of internal re-construction;

(b)           a person or persons not previously in Control of Lipha obtain Control of Lipha or a holding company (if any) of Lipha; or

(c)           if Lipha or any of its Affiliates or any Sub-licensee or any of its Affiliates challenges or seeks or causes to be challenged the validity of the Project Patents, provided that in respect of a Sub-licensee not being an Affiliate, termination will be limited to the country or countries to which such Sub-licence relates.

11.7        Termination by Lipha

Lipha may terminate this agreement upon notice to Autogen if there is a change of greater than 50% in the control of the issued voting capital of Autogen or a holding company (if any) of Autogen other than for the purpose of internal re-construction.

11.8        Termination to be without prejudice

Any termination of this agreement is without prejudice to the rights which a party has against the other in respect of anything done or omitted to be done hereunder prior to such termination or in respect of any sums or other claims outstanding at the time of termination.

12.          OBLIGATIONS AND RIGHTS ON TERMINATION

12.1        Obligations of Lipha

Immediately upon termination or expiration of this agreement, but subject to clause 12.3, Lipha must:

(a)           pay all outstanding balances with respect to the Product within the terms of this agreement;

(b)           remove all signs, advertising displays, labels and the like identifying Lipha as a licensee of the Product and thereafter Lipha will not use such signs and displays in connection with any business conducted by it and will not in any way refer to its previous association with the Product for any commercial purpose whatsoever; and

(c)           not conduct its business so as to falsely reflect discredit on Autogen or the Product.

12.2        Obligations of Autogen

Immediately upon termination or expiration of this agreement, Autogen must:

(a)           as soon as conveniently possible reconcile all accounts relating to Lipha; and

(b)           accept all outstanding balances within existing terms of settlement within the terms of this agreement.

12.3        Limitation of Lipha’s rights

Lipha is not in any circumstances entitled to compensation for goodwill which may have accrued to the marketing of the Product in the Territory.

13.          WARRANTIES

13.1        General warranties

Each party represents and warrants to the other that:

(a)           it has all powers and authorisations necessary to enter into this agreement and observe its obligations hereunder and allow this agreement to be enforced against it; and

(b)           all necessary consents, approvals and authorisations of all governmental authorities required to be obtained by that party in connection with this agreement have been obtained; and

(c)           the execution and delivery of this agreement does not contravene any law, regulation or official directive or any obligations or undertakings, contractual or otherwise, by which it or any of its assets are bound or cause a limitation on its powers to be exceeded; and

(d)           the performance of the party’s obligations under this agreement:

(i)            do not and will not conflict with or violate any requirement of applicable laws or regulations; and

(ii)           do not and will not conflict with, or constitute a default under any contractual obligation of that party; and

(e)           there does not presently exist any event which would either now or with the effluxion of time entitle the other party to terminate this agreement pursuant to clause 11; and

(f)            it is not a party to any pending or threatened action or proceeding affecting it or any of its assets before a court, governmental agency, commission or arbitrator where an adverse outcome could reasonably be expected to adversely impact upon the performance of its obligations under this agreement; and

(g)           it has no immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

13.2        Specific warranty re Licensed Patents

Autogen warrants to Lipha that:

(a)           as at the date of this agreement it has disclosed to Lipha details of all prior art sighted by Autogen by way of international search in relation to the Licensed Patents; and

(b)           at the date of this agreement it is unaware of any other Patent which has not been disclosed to Lipha and which may be infringed by Lipha exercising the Licensed Patents in accordance with the terms of this agreement.

13.3        Warranties by Lipha

Lipha warrants to Autogen that:

(a)           it will obtain or has obtained from its Representatives who have access to the Licensed Technology written obligations to treat such information as confidential strictly in accordance with this agreement; and

(b)           that it has made its own enquiries into the validity and enforceability of the Licensed Patents and satisfied itself that the usage by Lipha, its Affiliates or sub-licensees of the Licensed Patents and the Licensed Technology do not and will not infringe the intellectual property rights of any third party.

14.          PROTECTION OF LICENSED PATENTS

14.1        Maintenance of Licensed Patents

Autogen is responsible for the cost of preparing, filing, prosecuting and maintaining the Autogen Patents but nothing expressed or implied herein necessarily obliges Autogen to institute legal proceedings to protect same.  The party responsible for the cost of preparing, filing, prosecuting and maintaining the Stage 1 Patents will be determined in accordance with the Research Agreement.  Lipha is responsible for the cost of preparing, filing, prosecuting and maintaining the Stage 2 Patents.  Nothing expressed or implied herein necessarily obliges Lipha to institute legal proceedings to protect Stage 1 Patents or Stage 2 Patents.

14.2        Reporting infringements

A party must promptly report to the other in writing particulars of any action or activity of which the first party becomes aware which might reasonably amount to infringement of or challenge to any of the Rights.

14.3        Conduct of proceedings regarding Rights

Lipha has the first right to take control of and conduct any infringement proceedings in respect of the Rights where such infringement is within the Licensed Field.  Should Lipha undertake such proceedings Autogen must fully co-operate with Lipha in relation to such action including the lending of Autogen’s name to the action and assistance by personnel of Autogen.  The costs and expenses of any such action will be borne by Lipha, and the proceeds of such action after payment of Lipha’s reasonable external costs will be divided between Autogen and Lipha on the basis that Autogen gets 50% and Lipha the balance.  In the event Lipha does not wish to undertake the conduct of such proceedings on its own, Autogen and Lipha must discuss whether they will undertake joint proceedings and if so on what basis.  If no such agreement can be reached Autogen is entitled to bring an action in its own name, and Lipha must provide Autogen with all reasonable assistance including lending Lipha’s name to such action.  Autogen must bear all the costs of such an action, and the proceeds of any such action belongs to Autogen absolutely.

14.4        Royalties

Lipha is not entitled to withhold or deduct any amount from any royalty payable to Autogen on account of any proceeding as referred to in clause 14.3.

15.          INFRINGEMENT OF OTHERS RIGHTS

15.1        Notification of action

In the event that legal action is threatened or commenced against Lipha or any Sub-licensee arising out of Lipha’s use of Autogen Patents or Autogen Know-How, Lipha must not make any admissions or enter into any substantive steps in connection therewith but must promptly notify Autogen.

15.2        Autogen action

If such legal action against Lipha or a Sub-licensee arises out of the use of the Autogen Patents or Autogen Know-How in accordance with the terms and conditions of this agreement in relation to Products, then Autogen must defend and/or assist in the defence of such litigation, and must bear the reasonable costs and expenses of such defence.  If any damages or awards are assessed against Lipha, then provided that Lipha has at all times followed the instructions of, or otherwise obtained the consent of, Autogen in respect of the defence of such claims, then such damages or awards must, as well as any and all reasonable costs incurred by Lipha, be satisfied and paid by Autogen.

15.3        Lipha action

If such legal action against Lipha related to the use by Lipha, Lipha Affiliates or Sub-licensee of the Autogen Patents or Autogen Know-How or use of Stage 1 Patents, Stage 1 Know-How or Stage 2 Patents or Stage 2 Know-How other than in accordance with the terms and conditions of this agreement Lipha must promptly notify Autogen of the commencement of legal action. Lipha must bear all its own costs and expenses and must be responsible for awards against it and Autogen, as well as any and all reasonable costs incurred by Autogen, to the extent that indemnification, warranties and other claims may not be available against Autogen.  If any amounts are recovered by or awarded or paid to Lipha from or by a third party as a result of any such action or litigation, Lipha must from such amounts reimburse Autogen for all costs and amounts paid by Autogen in connection with such action or litigation and must, after deducting the legal costs incurred by it in taking such legal or other action, pay to Autogen from any compensation recovered thereby, Autogen’s part thereof determined in accordance with the respective interests of the parties in such compensation.

16.          CONSTRUCTION OF PATENTS

If in any proceedings in which the validity infringement or priority of any claim of any patent or patent application included in Licensed Patents is in issue a Final Judgment is obtained the construction placed upon any such claim by such a Final Judgment must be thereafter followed not only as to such claim but as to all claims to which such construction applies with respect to acts occurring thereafter.

17.          FORCE MAJEURE

17.1        Party not liable

Where a party is required under this agreement to perform an obligation or do any act or thing by a designated time or date (other than an obligation to make payment) (“Obligation”), the part is not be liable for any delay in performing or for failure to perform an Obligation where the delay or failure arises from Force Majeure and that party has complied with this clause.

17.2        Notice of Force Majeure

A party who claims Force Majeure must:

(a)           give the other party prompt notice of the Force Majeure with reasonably full particulars and an estimate of the extent and duration of its delay in performance, or inability to perform; and

(b)           use all possible diligence to remove the Force Majeure as quickly as possible provided that this will not oblige the party to settle on terms unsatisfactory to that party any strike, lockout or other labour difficulty, or any investigation or proceeding by any governmental authority or any litigation by any third party.

17.3        Termination in case of Force Majeure

If the delay continues beyond 30 Business Days, after the notice given under clause 17.2, the parties must meet to discuss in good faith a mutually satisfactory resolution of the problem and, if unable to achieve such a resolution within a further 30 Business Days, either party may elect to terminate this agreement by 5 Business Days prior written notice to the other.

18.          ARBITRATION

In case of any disputes arising between the parties or arising out of the performance or non-performance of the obligations of either party hereunder, or the termination of this agreement, the parties will endeavour to settle such disputes amicably between themselves.  If the parties fail to resolve such disputes, then such disputes shall be finally resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said rules.

Any such arbitration will be held in English language and take place in Paris - FRANCE.

19.          NOTICES

19.1        Form of Notice

Any notice, approval, consent or other communication (“notice”) from one party to another (“Recipient”) must be in writing and be signed by a person duly authorised by the person giving the notice.

19.2        Manner of Service

A notice must be served by:

(a)           leaving it at the Recipient’s address;

(b)           sending it by ordinary pre-paid post (airmail if being sent from or to a place outside of Australia) to the Recipient’s address; or

(c)           sending it by facsimile to the facsimile number of the Recipient.

19.3        Address for Service

Until other details are specified by a Party as its address or facsimile number for service the following apply:

Autogen

Address :	210 Kings Way, South Melbourne, Victoria, Australia

Facsimile :	61 3 9234 1190

Attention :	Company Secretary

Lipha

Address :	37 rue Saint Romain, 69379 Lyon, CEDEX 08, France

Facsimile :	33-4-78-75-39-05

Attention :	Head of Legal Department

19.4        Time of Service

A letter or facsimile will be taken to be served:

(a)           in the case of a delivered letter, on the day of delivery, unless delivery is made on a non Business Day or after 4:30 p.m. (local time in the place of receipt) on a Business Day, in which case it will be taken to be served on the next Business Day;

(b)           in the case of a posted letter, on the third (or seventh in the case of airmail) Business Day after posting; and

(c)           in the case of a facsimile, on receipt by the party giving the notice of a transmission confirmation report, unless within one Business Day of receipt the Recipient has informed the party giving the notice that the transmission was incomplete or garbled, provided that in any case if transmission is completed after 4:30 p.m. (local time in the place of receipt) or is received on a non Business Day, the notice will be taken to be served on the next Business Day.

20.          MISCELLANEOUS

20.1        Time of essence

Time will be of the essence of the obligations of each party to each other under this agreement.

20.2        Severance

This agreement is severable and is deemed to apply separately as to each country comprising the Territory.  A material breach of this agreement in respect of one or more countries in the Territory will not affect the validity or enforceability of this agreement as to the other countries comprising the Territory.  If any provision is held invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability will only affect such provision or part thereof in such jurisdiction, and will not in any manner affect the provision in this agreement in any other jurisdiction.  To the extent legally permissible an arrangement which reflects the original intent of the parties must be substituted for such invalid or unenforceable provision.

20.3        Waiver

The failure, delay, relaxation or indulgence by any party in exercising any power or right given to that party under this agreement will not operate as a waiver of that power or right, nor will any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right under this agreement.  A power or right may only be waived in writing, signed by the party to be bound by the waiver.

20.4        Relationship of parties

Nothing contained in this agreement is to be construed so as to place any party in the relationship of principal, employee, agent, partner, joint venturer or legal representative of any other party.  The parties expressly agree and acknowledge that each of the parties is an independent contracting party and does not, unless expressly provided, have the authority or power for or on behalf of any other party to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations.

20.5        Injunctive relief

If there is any conduct or threatened conduct which is or may be a breach of this agreement, both parties acknowledge that damages may be inadequate compensation for such a breach and that the other party is entitled to apply to any court of competent jurisdiction for interim or permanent injunctive relief or both restraining the other party from committing any breach or threatened breach of this agreement without showing or proving any actual damage sustained by it.  Such rights and remedies will be cumulative and in addition to any other rights or remedies which that party may be entitled to at law or in equity.

20.6        Proper law

This agreement must be construed in accordance with and governed by the laws of the United Kingdom and its form, execution, validity, construction and effect is to be determined in accordance with the laws of the United Kingdom.

20.7        Rule of construction

No rule of construction applies to this agreement to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it.

20.8        Variation

Any modification, alteration, change or variation of any term or condition of this agreement must be in writing, executed by all parties.

20.9        Assignment

This agreement is personal to the respective parties and neither is entitled to assign in whole or in part without the prior written consent of the other party.

20.10     Further documents

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to give effect to the provisions and purposes of this agreement.

20.11     Affiliates’ actions

Each party will ensure that none of its Affiliates takes any action which is inconsistent with that party’s obligations under this agreement, or which if it was done or not done under this agreement by that party would amount to a breach of this agreement by that party.

20.12     Costs and Taxes

Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping and registration, completion, variation and discharge of this agreement and Lipha must pay any Tax in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement or otherwise of any of the following:

(a)           this agreement;

(b)           any agreement or document entered into or signed under this agreement;

(c)           any transaction contemplated under this agreement; and

(d)           any payment made or received in respect of this agreement,

except in any case to the extent to which such Tax is payable in Australia or on or in respect of the income of Autogen.

20.13     Interest on overdue amounts

If any amount due under this agreement is not paid when due, then the party obliged to make payment must pay to the other party interest at the Base Rate on the amount due and payable, accruing from day to day and to be computed from the date for payment of the amount until payment of the amount in full.

20.14     Withholding taxes

If Lipha is legally obliged to deduct or withhold any tax from any payment, in particular any royalty payment, to be made to Autogen hereunder, then if such payment is made from its country of domicile (for tax purposes) Lipha must on request provide Autogen with receipts and any other evidence from relevant revenue authorities which may be required by Autogen for its own tax affairs, provided that in no circumstances may the amount withheld be more than the minimum amount required to be withheld under the double tax treaty between France and Australia and to the extent the withholding is greater than the minimum amount, Lipha is obliged to gross up such payment so that the net payment actually received by Autogen is not less than the full payment less the minimum amount.

20.15     Counterparts

This agreement may be executed in counterparts, and by the parties on separate or the same counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

20.16     Registration of agreement

If this agreement or any associated transaction is required by the law of any country, except Australia, to be either approved or registered in any country or with any governmental agency, Lipha is responsible for obtaining such approval or registration including without limiting the generality of the foregoing, causing this agreement to be stamped, recorded and registered at its cost in such country.  Autogen agrees to co-operate in any such application or registration procedure.  Lipha must furnish proof of compliance with the foregoing to Autogen when and if Autogen so requires.

20.17     Not obliged to act contrary to law

No party is obliged to carry out or perform any of the terms of this agreement where doing so would constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or supranational.  In any event the other terms of this agreement nevertheless continue and the parties must use all reasonable endeavours to re-negotiate and amend this agreement so that the performance of this agreement as so amended will not involve any such violation.

20.18     Statutory rights not limited

The powers, remedies and rights conferred upon the parties by or under any statute are (except to the extent inconsistent with the terms and provisions expressed in this agreement) be in addition to the powers, remedies and rights conferred by this agreement.

20.19     Consents

Unless this agreement provides otherwise and to the extent permitted by law, a party may, in its absolute discretion, conditionally or unconditionally give or withhold any approval or consent permitted or required to be given by it pursuant to this agreement.

20.20     Entire agreement

This agreement constitutes the entire agreement between the parties in relation to the subject matter of this agreement.  Any prior arrangements, agreements, representations or undertakings are superseded and, except as expressly provided, each party acknowledges that it has not relied on any arrangement, agreement, representation or understanding which is not expressly set out in this agreement.

SCHEDULE 1

Autogen Patents

(Referred to in clause 1.1, definition of “Autogen Patents”)

International Patent Application No. PCT/AU 98/00902 based on Australian Provisional Patent Application Nos PP0117/97 and PP0323/97 “A novel gene and uses therefor”, filed on 31 October, 1997 and 11 November, 1997 respectively, in the names of International Diabetes Institute and Deakin University.

Both applications have a Priority Date of 31 October 1997.

SCHEDULE 2

Stage 1 Patents

Nil

EXECUTED as an agreement

The common seal of Autogen Pty Ltd is	)
affixed in accordance with its articles of	)
association in the presence of:	)
)

Joseph Isaac Gutnick
Director	(name printed)

Peter James Lee
Director/Secretary	(name printed)

The common seal of Lipha S.A. is affixed	)
in accordance with its articles of association	)
in the presence of:	)
)

J N Treilles
Chairman of the Board	(name printed)

Yves Bonhomme
Managing Director	(name printed)